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


                                 PRESS RELEASE


KOLLMORGEN REPORTS STRONG FINANCIAL RESULTS FOR 1997; FOURTH QUARTER AND FULL YEAR SHOW OPERATING GAINS

Kollmorgen Again Urges Pacific Scientific Chairman/CEO Lester Hill to Enter into 'Serious Merger Discussions'

   WALTHAM, Mass., January 26--Kollmorgen Corporation (NYSE:KOL) today reported strong operating results for 1997 and reaffirmed its intention to acquire Pacific Scientific Company (NYSE:PSX).

   For the year ended December 31, 1997, which was highlighted by a number of important financial events and special items, Kollmorgen reported that net income rose by 122% to $19.7 million, or $1.90 a share (diluted), on sales of $222.2 million. These results compare to net income of $8.9 million, or $0.86 a share (diluted), on sales of $230.4 million in 1996. Excluding special items, net income for 1997 rose by 18% to $10.5 million, or $1.02 per share (diluted).

   For the fourth quarter, excluding special items, net income rose 17% to $3.8 million, or $0.38 per share (diluted), on sales of $59.2 million, versus net income of $3.2 million, or $0.32 per share (diluted), on sales of $60.8 million in comparable 1996 period. Excluding revenues from Macbeth, which became part of a joint venture at the end of 1996, the Company's sales from ongoing businesses increased by 15% for the fourth quarter and 13% for the year.

   After accounting for a change of $4.2 million for costs associated with the tender offer for Pacific Scientific, earnings in the fourth quarter were $200,000, or $0.02 per share (diluted).

   These comparative results were affected by several special items.

-- Results for 1997 include a gain after fees of $24.4 million from the sale of the Company's share in its GretagMacbeth joint venture. GretagMacbeth was brought public on the Swiss Stock Exchange in June.

-- Results for 1997 reflect approximately $4.2 million in costs associated with the Company's offer to purchase shares of Pacific Scientific, announced in December. These costs are included as expenses in the fourth quarter.

-- Results for 1997 include a charge of $11.4 million for acquired research and development, principally associated with the Company's acquisitions of Servotronix and Seidel in the second quarter.

-- Results for 1997 reflect the effect of income taxes, whereas 1996 results reflect a zero tax rate due to tax loss carry-forwards from earlier years.

   Kollmorgen's Offer for Pacific Scientific

   Kollmorgen said that it is determined to proceed with its $20.50 per share offer to acquire Pacific Scientific Company despite the unwillingness of Pacific Scientific to allow Kollmorgen to participate in the sale process it has publicly stated it is pursuing.

   Gideon Argov, Chairman, President and Chief Executive Officer of Kollmorgen Corporation, said: "While apparently granting other parties the right to do so, Pacific Scientific has refused to permit Kollmorgen to conduct any due diligence unless Kollmorgen first agrees to abandon its offer and cancel the special meeting of Pacific Scientific shareholders. We do not believe this is in the best interest of the shareholders of either company.

   "Despite Mr. Hill's statements as reported in the press that he is willing to meet with Kollmorgen, and despite our repeated calls upon him to do so, Pacific Scientific up to now has failed to contact us either to negotiate a transaction or to more fully inform itself about our proposal.

   "We continue to be willing to enter into serious discussions with Pacific Scientific," Argov said, "with no preconditions whatsoever. While we have made what we believe is a full and fair offer for Pacific Scientific, we are prepared to consider increasing that offer if Pacific Scientific can demonstrate greater value in the company than we have been able to identify from public information. And, in that vein, in order to provide both of our companies with the maximum amount of flexibility to negotiate a friendly transaction in advance of the Pacific Scientific special meeting of shareholders on February 13, 1998, we have decided to postpone the Kollmorgen shareholders meeting until early February. We urge Pacific Scientific to sit down with Kollmorgen, the only party with a firm offer on the table, to negotiate a mutually advantageous transaction."

   Kollmorgen said that the special meeting of Kollmorgen shareholders will now take place on February 10, 1998, at 10 a.m. at BankBoston, 100 Federal Street in Boston.

   On January 22, Kollmorgen announced that it will receive a $27.2 million settlement from a third party with respect to Kollmorgen's electronic motion control patents. As it is doing with other companies in the industry, Kollmorgen has formally notified Pacific Scientific that certain of Pacific Scientific's motion-control products, representing a substantial percentage of Pacific Scientific's motion-control revenues, infringe Kollmorgen patents. Kollmorgen said that it has offered to Pacific Scientific the opportunity to enter into licensing arrangements in regard to these patents.

   1997 Full-Year and Fourth-Quarter Highlights

   Commenting on the Company's performance during the year, Argov called 1997 "an outstanding and strategically important year for Kollmorgen. The Company remained on target financially," he said, "with bookings growing steadily right through the fourth quarter in both the Industrial and Commercial and the Aerospace and Defense groups, Bookings for the year were up 27% over 1998.

   "Early in the year, we divested ourselves of a non-core Kollmorgen business, Macbeth, through a merger and public offering in Switzerland. This helped us to improve our balance sheet and greatly reduce our outstanding debt. In addition, it allowed us to better concentrate on our core business of high-performance motion control.

   "We also made two important acquisitions during 1997," Argov said. "We completed the acquisition of Servotronix to add an industry-leading software and controls capability, and we acquired Seldel, a leading provider of digital servo drives, to accelerate our expansion into the European market for integrated motion control equipment."

   "Following the divestiture of Macbeth and the acquisitions, the Company also realigned its worldwide businesses into two operating groups: the Industrial and Commercial Group and the Aerospace and Defense Group.

   "Kollmorgen also introduced several key products in 1997," Argov said, "products that have already had a impact on the marketplace. Most notable is the new Platinum (TM) DDL direct-drive linear motors and drives, which give customers unparalleled speed and precision by eliminating the traditional gearing and ballscrew mechanisms. The reception from customers has been outstanding, and Kollmorgen linear systems are already being fitted into coordinate measurement machines, x-y tables, and other precision assembly equipment for the production of semiconductors and electronic components.

   "In the Aerospace and Defense business, the Company has advanced the state of technology with a first-of-its-kind aircraft power management system. The system, which enables aircraft designers to reduce weight and lower production costs, was developed for the tiltrotor V-22 Osprey, now being built by Bell Boeing. We also continued development of an innovative Photonics mast for the U.S. Navy's newest generation of submarines. The new system will use advanced imaging and eletronics to replace the familiar through-the-hull periscope design of traditional submarines.

   "In Asia, we successfully established a low-cost manufacturing center in Vietnam," Argov said. "And, we further improved manufacturing operations at our high-volume production center in India.

   "In our Engineering Services business, Kollmorgen Proto-Power turned in another standout year. The business continued to grow in the areas of service and software with several major customers added to the division's client list. The division also moved into new and larger facilities during the year to accommodate the steady growth of the business.

   "As we begin the new year," Argov said, "we are preparing several exciting new products for introduction, including our first general purpose multi-axis controllers, a new cost-effective line of servo motors, the CLAWS(TM) weapons control system for the military marketplace, and a new Kollmorgen SERVOSTAR
(TM) product line specially designed for the needs of our European customers."

   Kollmorgen's primary business is high-performance electronic motion control. Additional information can be found on the World Wide Web at http://www.kollmorgen.com.

   Cautionary Statement

   With respect to statements about future company performance that may be deemed to be forward-looking statements under the federal securities laws, the Company cautions investors and others that numerous factors could cause actual results to differ materially. Please refer to the "Forward-Looking Statements" and "Risk Factors" included in the Registration Statement on Form S-4, dated January 15, 1998.



Contacts:

Robert Cobuzzi                        Roy Winnick-Mark Semer
Kollmorgen Corporation     or         Kekst and Company
781-890-5655                          212-521-4842 or 4802

                          ###

                       -Tables Follow-

                   KOLLMORGEN CORPORATION and SUBSIDIARIES
                    Consolidated Statements of Operations
                  (In thousands, except per share amounts)

                                 For the Three Months   For the Twelve Months
                                  ended December 31,     ended December 31,

                                    1997       1996       1997        1996

Net sales (1)                     $59,192    $60,766    $222,246    $230,424
Cost of sales                      39,616     40,179     153,206     152,928
                                  ------------------    --------------------
Gross profit                       19,576     20,587      69,040      77,496
Selling, general and
 administrative expense            12,041     13,061      44,456      51,918
Research and development
 expense                            2,413      3,119       9,662      12,143
Acquired research and
 development (2)                        -          -      11,391           -
Merger costs (2)                    4,176          -       4,176           -
                                  ------------------     -------------------
Income (loss) before interest,
 minority interest,
 and taxes                            946      4,407        (645)     13,435
Interest and other
 income (expenses)                     96     (1,280)     (2,772)     (5,045)
Tax provision                        (860)         -      (2,338)          -
Equity in earnings of
 joint venture and
 minority interest,
 net of income taxes                    2         96       1,654         514
Gain on sale of investment
 in joint venture, net of
 income taxes (2)                       -          -      24,321           -
                                  ------------------    --------------------
Net income                        $   184    $ 3,223    $ 19,720    $  8,904
                                  ------------------    --------------------
                                  ------------------    --------------------
Earnings per share:
Basic                               $0.02      $0.33       $2.00       $0.89
Diluted                             $0.02      $0.32       $1.90       $0.86
                                  ------------------    --------------------
                                  ------------------    --------------------

(1)-Excluding businesses previously sold, revenues were $51,442 and $197,389 for the three and 12 months ended December 31, 1996, respectively.

(2)-Excluding these special items, net income was $3,760, or $0.36 per share (diluted), and $10,522 or $1.02 per share (diluted) for the three and 12 months ended December 31, 1997, respectively.

                   KOLLMORGEN CORPORATION and SUBSIDIARIES
                          Condensed Balance Sheets
                               (In thousands)

                                December 31,  December 31,
                                    1997          1996
                                ------------  ------------
Assets

Cash and cash equivalents        $ 14,854      $ 13,445
Accounts receivable, net           39,528        43,189
Recoverable amounts on
 long-term contracts                5,762         4,973
Inventories                        25,162        22,450
Prepaid expenses                    2,041         1,645
                                 --------      --------
Total current assets               87,347        85,702
Property, plant &
 equipment, net                    26,673        25,147
Other assets                       31,424        30,481
                                 --------      --------
                                 $145,444      $141,330
                                 --------      --------
                                 --------      --------

Liabilities and Shareholders' Equity

Notes payable and current
 portion of long-term debt       $ 12,098      $ 12,487
Accounts payable and
 accrued liabilities               54,219        48,521
Total current liabilities          66,317        61,008
Long-term debt                     31,525        53,054
Other liabilities                   5,874         5,202
Minority interest                     136           287
Shareholders' equity               41,592        21,779
                                 --------      --------
                                 $145,444      $141,330
                                 --------      --------
                                 --------      --------

          Kollmorgen Fourth-quarter and Year-end 1997 Results Conference Call
                            January 26, 1998 at 11:00 a.m.

Conference call operator introduces GIDEON ARGOV and BOB COBUZZI and proceeds to turn the call over to GIDEON ARGOV.

GIDEON ARGOV:

Welcome

Good Morning. Thank you for joining us this morning to discuss Kollmorgen's fourth-quarter and year-end 1997 financial results and our offer to acquire Pacific Scientific. After we've made some opening comments, we'd be happy to take your questions.

Safe Harbor Statement


Let me begin with a small legal chore. In this conference call, we will be making some forward-looking statements as defined by the federal Securities Laws. Such forward-looking statements could include general or specific comments by company officials about future company performance, as well as certain responses to questions posed to company officials about future operating matters. The company wishes to caution participants in this conference call that numerous factors could cause actual results to differ materially from any forward-looking statements made by the company. Please refer to the "Forward-Looking Statements" and "Risk Factors" included in the Registration Statement on Form S-4 dated January 15, 1998.

Now let's turn to the quarter and year.

Financial Objectives

From the beginning of the year, we had targeted 10 percent revenue growth and 15 to 20 percent EPS growth for 1997. As you can see from our announcement this morning, we were successful in this pursuit as we achieved 13 percent revenue growth from continuing businesses and 19 percent EPS growth. With the sale of the GretagMacbeth joint venture on the Swiss Stock Exchange during the third quarter, we also accomplished our long-term objective of a 1 to 1 debt to equity ratio.

Operational Objectives

The divestiture of Macbeth also helped us achieve another critical objective, which is the centerpiece of our growth strategy: to strengthen our motion technologies business. Our high-performance electronic motion control products and systems include the motors, drives and electronic controllers and systems, which are automating our factory, office and home environments. Kollmorgen's products are part of everything from machine tools, industrial robotics and equipment handlers to medical devices, desktop computer drives, and office printers.

We are now sharply focused on motion control technology. We further strengthened that mission during the second quarter with the acquisition of Seidel Elektro-Automatik. The acquisition of Seidel significantly enhances our access to the growing European market.

We also strengthened our motion technology group and enhanced our global presence with the acquisition in the second quarter of Servotronix, which previously had been an affiliate of Kollmorgen. Working with engineers at Servotronix specializing in digital controls and software, Kollmorgen rapidly developed a new line of digital Servostar drives, which will serve as the foundation form further product innovations.

The development of this exciting new family of products relates to our final objective for 1997: to bring new technologies online. During the year, we added several important technologies to our already broad portfolio of motion control solutions. Among the most significant are the new Platinum DDL linear motors and drives.

On the aerospace and defense side of our business, Kollmorgen's revolutionary regulated TR aircraft power management technology took flight in the first quarter aboard the tiltrotor V-22 Osprey. In addition, we continued to successfully develop the US Navy's innovative Photonics/UMM mast for the new generation of attack submarines.

Pacific Scientific Combination

The achievement of our objectives in 1997 opens the door to many exciting opportunities for growth in 1998. One such opportunity is our proposed business combination with Pacific Scientific Company. With the next few weeks, the shareholders of both Pacific Scientific and Kollmorgen Corporation will be voting on an offer that we believe represents a very attractive opportunity for the shareholders, customers and employees of both companies. The combination of Kollmorgen and Pacific Scientific would create an industry leader in the field of high-performance electronic motion control.

The transaction that was proposed on December 15, values Pacific Scientific common stock at $20.50 per share. If that offer is approved by the shareholders of both companies, Pacific Scientific shareholders would receive an immediate cash payment of $20.50 per share for half of the company's outstanding common stock. Additionally, Pacific Scientific shareholders would continue to participate in the future growth of the combined company through an equity stake of approximately 43 percent of the combined company. The meeting of Kollmorgen's stockholders has been delayed until Tuesday, February 10, and the meeting of Pacific Scientific's stockholders is scheduled for February 13.

There are many ways in which the combination of Kollmorgen and Pacific Scientific would benefit the shareholders of both companies.

First, the combined company would create a leader in the high-performance motion control market. Due to the complementary product lines of Kollmorgen and Pacific Scientific, we would be well positioned to offer a more complete array of products and support services to a broader customer base.

Second, based on the hard, direct consolidation synergies it would create, this transaction would be accretive to earnings per share in 1999, and increasingly so thereafter. We have identified more than $15 million of annual operating synergies that the combined company can be expected to achieve in 1999, rising to more than $20 million in the year 2000 and increasing in subsequent years.

Another important reason to combine Kollmorgen and Pacific Scientific relates to the environment in which both companies currently operate. With the increasing consolidation of the motion control marketplace, a company with increased size and global scope would have a better ability to capitalize on the opportunities in this industry. The combined company would be better able to effectively market its products to customers around the world, offer on-site product support, and conduct more effective and cost-efficient research and development, marketing, production and sourcing.

Additionally, Kollmorgen's strong management team has proven its ability to succeed in this marketplace. We have delivered year-over-year growth in sales and operating income from continuing operations from 1994 through 1997, and we expect that trend to continue in 1998. We have achieved this through focusing on our core operations and maximizing returns from non-strategic operations. We also have expertise in managing debt as proven by the reduction of Kollmorgen's debt and preferred stock obligations by more than 40 percent during the past three fiscal years and the transition from fully secured to unsecured credit arrangements.

Finally, the combined Kollmorgen/Pacific Scientific would realize greatly enhanced growth opportunities. We believe that the company would be well positioned, strategically, operationally and financially, to aggressively pursue attractive opportunities for external and internal growth. We are confident that the combined company's increased size and scope would enable it to be a leader in the accelerating consolidation of the motion control industry and raise its visibility in the business and financial communities.

We have entered into a binding commitment letter with Salomon Smith Barney and its affiliate Salomon Brothers Holding, in which they have agreed to provide, subject to certain conditions, what Kollmorgen believes is a conservatively financed secured bank facility to fully finance the transaction.

Prior to our tender offer and proxy solicitation, we had been rebuffed in several attempts to persuade Pacific Scientific management to enter into merger discussions. We remain hopeful that we will negotiate a friendly transaction with their management and board of directors. We look forward to the formation of this combined company in order that we may achieve these greater goals and provide enhanced value to the shareholders of Kollmorgen and Pacific Scientific.

Looking to 1998

In 1998, we will continue to follow our vision to profitably grow the company by providing superior quality, value and service to our customers. Our goal is to achieve at least 10 percent EPS growth and at least 15 to 20 percent revenue growth.

To accomplish this, we have several key strategies. First, to provide customers with total solutions through a full range of motion control products. Second, to establish ourselves aggressively within key markets. And third, to broaden our global reach by being the first to identify new and emerging markets.

Our operational objectives for 1998 are consistent with this strategy:

First, to complete the acquisition and integration of Pacific Scientific.

Second, to introduce key new products, such as advanced controllers, digital drives and brushless motors.

And third, to actively pursue the licensing of Kollmorgen's intellectual property. I'd like to say just a few words about an important announcement that we made last week. As you might have seen, we reached a $27.2 million patent settlement with a third party that will be paid to us in cash, less applicable taxes, during the first quarter.

Kollmorgen possesses a valuable portfolio of patents, and we believe that it's vital to our business that we protect their value. That's why we are putting on notice a number of third parties who we believe are using our patent estate without proper authorization, including Pacific Scientific, to reach agreements under which we will be compensated for previous use, and to grant licenses for these parties to use our patented technologies in the future. While we have litigated on these matters in the past, we believe that this approach is more beneficial not only to Kollmorgen, but to the third parties that we are dealing with.

One more point on the subject of Thursday's settlement: the material benefit to Kollmorgen is approximately two dollars per share of incremental cash, which clearly increases our liquidity, further strengthens our balance sheet and significantly enhances our financial flexibility.

Introduction of Financials

At this point, I will turn the conference call over to Bob Cobuzzi, who will briefly detail Kollmorgen's fourth-quarter and year-end financial results. Then we'll take questions.

BOB COBUZZI:

Highlights

Thank you Gideon. I would like to begin by reviewing the financial highlights of the fourth quarter and the year.

We are very pleased with the operating performance of the Company. In order to provide a better understanding of the significance of our performance, I will exclude in my review of the financial highlights, several special items reported in our results.

For the quarter, these items include a charge of $4.2 million for costs related to the Company's offer to purchase Pacific Scientific Company. For the year, these special items also include a $24.3 million after tax gain on the sale of the GretagMacbeth joint venture equity interest, and an $11.4 million charge for acquired technology primarily associated with Seidel and Servotronix acquisitions.

Excluding these special items, net income for the fourth quarter of 1997 increased 17 percent to $3.8 million, or $0.36 per share (diluted), as compared to $3.2 million, or $0.32 per share (diluted), in 1996.

For the year, net income increased 18 percent to $10.5 million, or $1.02 per share (diluted), as compared to $8.9 million, or $0.86 million per share, (diluted) for 1996.

Bookings for the fourth quarter were $75.9 million, the strongest of the year, and reflected strength in all areas of the business. For the year, 1997 bookings increased 27 percent over 1996 from $182.2 million to $230.7 million. Strong results were recorded in both the industrial and commercial and aerospace and defense businesses. Excluding the acquisitions, bookings increased 21 percent year over year.

Sales from ongoing businesses increases 15 percent to $59.2 million in the fourth quarter of 1997 from $51.4 million in the fourth quarter of 1996, and increased 13 percent for the year to $222.2 million from $197.4 million in 1996.

The 1997 results reflects a combined federal and state tax rate of approximately 28 percent as compared to No Taxes in 1996 due to net operating loss carryforwards, further illustrating the significant improvement in earnings, on a comparative basis, for the reporting period.

Shares used in the calculations of fully diluted earnings increased approximately 5 percent to 10.4 million from 10 million in 1996.

Statement of Operations

Moving on to our statement of operations, gross profit margins for the fourth quarter were approximately 33 percent of sales, an increase of approximately two percent over the fourth quarter of 1996 on sales from ongoing businesses. Favorable product mix, primarily from the aerospace and defense group, contributed to the increase. For the full year, margins were essentially unchanged. We expect 1998 margins to show modest improvement over 1997.

Selling expenses from ongoing businesses for 1997 were 10 percent of sales, consistent with 1996 but up from approximately nine percent in previous quarters. This is the result of increased investment in or European sales organization.

General and administrative expenses from ongoing businesses were 10.3 percent of sales, essentially flat with previous quarters and down from approximately 11 percent in 1996.

Research and development expense declined to 4.1 percent in the fourth quarter as compared to 4.8 percent in the fourth quarter of 1996 due to lower costs in the European aerospace and defense operation.

Overall, operating margins improved in the fourth quarter of 1997 to 8.7 percent from 7.3 percent in the comparable period of 1996 and to 6.7 percent from 5.8 percent for the full year.

Net interest expense declined by approximately $900 thousand in the fourth quarter of 1997 from $1.5 million in the fourth quarter of 1996, and from $5.3 million to $3.6 million for the full year. The lower level of interest expense is the result of improved liquidity and a reduction in debt (the repayment of the term loan) with cash generated from the sale of the Macbeth division.

Balance Sheet

As we have previously stated, it is our goal to show year-to-year improvement in the balance sheet. We are pleased with the significant improvement in our balance sheet this year.

Funded debt to total capitalization declined from 73 percent at the end of 1996 to 45 percent at the end of 1997.

Cash has increased to $15 million from $13 million at year-end 1996, but declined from $18 million at the end of September with the further funding of long-term debt and the reduction of other liabilities.

Average days sales outstanding has improved to 60 days at year-end 1997 from 66 days at the end of the third quarter of 1997, and from 75 days at the end of 1996.

Inventory turns improved to 6.3 X in the fourth quarter of 1997 from 6.1 X in 1996.

Total current assets increased to $87 million from $86 million at year-end
1996.

Working capital ratio is essentially unchanged at 1.4X.

Capital expenses were approximately $1.7 million in the fourth quarter, compared to $1.5 million in the third quarter of 1997 and $1.0 million in the fourth quarter of 1996. They were approximately $6 million for the year 1997.

Long-term debt including current maturities declined $27 million to $33 million from $60 million at year-end 1996 principally with the repayment of the $22 million term loan in the second quarter from the portion of the GretagMacbeth proceeds.

One final point. As we enter 1998 with all the concern in the financial markets regarding Asia, we do not anticipate any significant impact on our operating performance as a result of this turmoil. Most of our exposure relates to material sourcing and production as opposed to sales and distribution, this we believe could prove to be beneficial to our cost of production sourced in Asia.

I'll now turn this back over to Gideon.

GIDEON ARGOV:

Summary

Thank you Bob. In just a moment I'll open this up to questions. Let me just say once again that we would like nothing better that to sit down with Buck Hill and his colleagues at Pacific Scientific and negotiate a friendly deal. We are prepared to enter into such discussions with no preconditions on either side. If they can demonstrate that there is greater value in Pacific Scientific that we have been able to identify based on public information, we are prepared to consider increasing our offer. We also are prepared to sign a confidentiality agreement, so long as it does not require us to, in effect, abandon our offer. Buck, if you're listening, this has gone on long enough. It's time for us to enter into serious merger discussions. Let's get together - now - and negotiate a merger agreement that will benefit the shareholders of both companies. And now we'll take some questions.

Conference call operator introduces questions-and-answer portion of the call.

GIDEON ARGOV AND BOB COBUZZI:
Question-and-answer Portion of Conference Call

Conference Call operator introduces GIDEON ARGOV for closing comments.

GIDEON ARGOV:

Conclusion

I'd like to thank everyone for their interest and participation. We look forward to speaking with you in the future. As always, if you have any questions, please feel free to call me here at Corporate at (617) 890-5655.